Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
DaVita Inc.

We consent to the incorporation by reference in the registration statement No. 333-1620 on Form S-8 of DaVita Inc. of our report dated June 24, 2002, with respect to the statements of net assets available for benefits of DaVita Inc. Retirement Savings Plan as of December 31, 2001 and 2000 and the related statements of changes in net assets available for benefit for the years then ended and the related supplementary schedule which report appears in the December 31, 2001 annual report on Form 11-K of DaVita Inc. Retirement Savings Plan.

/s/    KPMG LLP

Seattle, Washington
June 28, 2002

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